As filed with the Securities and Exchange Commission on October 20, 2014
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Foamix Pharmaceuticals Ltd.
(Exact name of registrant as specified in charter)

State of Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2 Holzman Street, Weizmann Science Park
Rehovot, Israel	76704
(Address of principal executive offices)	(Zip Code)

Foamix Pharmaceuticals Ltd. 2009 Israeli Share Option Plan
(Full Title of the Plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Phyllis G. Korff, Esq.	Amir Zolty, Adv.
Andrea Nicolas, Esq.	Yingke Israel - Eyal Khayat, Zolty, Neiger & Co.
Skadden, Arps, Slate, Meagher & Flom LLP	9 Hamanofim St., P.O. Box 2136
4 Times Square	Herzliya Pituach 46120, Israel
New York, New York 10036	Tel: +972-9-957-7171
Tel: +1 (212) 735-3000	Fax: +972-9-957-7177
Fax: +1 (212) 735-2000

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Ordinary Shares, par value NIS 0.16	663,750	$2.34	$1,553,175	(2)	$180
Ordinary Shares, par value NIS 0.16	971,944	$5.63	$5,472,045	(3)	$636
(1)	This Registration Statement on Form S-8 covers the following ordinary shares of Foamix Pharmaceuticals Ltd. (the “Registrant”), par value NIS 0.16 per share (“Ordinary Shares”): (i) 663,750 Ordinary Shares issuable upon the exercise of options granted prior to the date hereof under the Registrant’s 2009 Israeli Share Option Plan (the “2009 Plan”), (ii) 971,944 Ordinary Shares issuable upon the exercise of options which may in the future be granted under the 2009 Plan and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares that may become issuable under the terms of the 2009 Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Ordinary Shares.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of $2.34 per share, the weighted average exercise price of the 663,750 Ordinary Shares issuable upon exercise of outstanding options under the 2009 Plan as of the date of this Registration Statement.

(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and (c) on the basis of the average of the high and low prices ($5.75 and $5.50) of the Registrant’s Ordinary Shares as quoted on the Nasdaq Global Market on October 17, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by Foamix Pharmaceuticals Ltd. (the “Company”) are incorporated herein by reference:

(i)	the Company’s final prospectus filed on September 19, 2014 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s Registration Statement on Form F-1 (File No. 333-198123); and

(ii)	the description of the Company’s Ordinary Shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-36621) filed with the Commission on September 15, 2014.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Under the Israeli Companies Law (5759-1999) (the “Israeli Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Company’s amended and restated articles of association include such a provision. A company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

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•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved, with respect to office holders who are not directors, by the audit committee and the board of directors and, with respect to directors, by the compensation committee, the board of directors and the shareholders.

The Company’s articles of association permit the Company to exculpate, indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

The Company has obtained directors and officers liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, the Company has entered into agreements with each of its directors and executive officers exculpating them from liability to the Company for damages caused to the Company as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by the Company’s amended and restated articles of association and Israeli Law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.  Undertakings

The undersigned Registrant, Foamix Pharmaceuticals Ltd., hereby undertakes:

(1)                 to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                 that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                 to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel, as of October 13, 2014.

FOAMIX PHARMACEUTICALS LTD.

By:	/s/Dov Tamarkin
Name: Dov Tamarkin
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Dov Tamarkin and Meir Eini, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons as of October 13, 2014 in the capacities indicated:

Name		Title

By:	/s/Dov Tamarkin	Chief Executive Officer
	Dov Tamarkin	(Principal Executive Officer)

By:	/s/Ilan Hadar	Chief Financial Officer
	Ilan Hadar	(Principal Financial Officer and Principal Accounting Officer)

By:	/s/Meir Eini	Chairman of the Board of Directors
Meir Eini

By:	/s/Chaim Chizic	Director
Chaim Chizic

By:	/s/ Stanley Hirsch	Director
Stanley Hirsch

By:	/s/Rex Bright	Director
Rex Bright

By:	/s/Darrell Rigel	Director
Darrell Rigel

By:	/s/Stanley Stern	Director
Stanley Stern

Puglisi & Associates	Authorized Representative in the United States

By:	/s/Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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EXHIBITS

Exhibit No.	Description

5.1	Opinion of Yingke Israel - Eyal Khayat, Zolty, Neiger & Co., Israeli counsel to the Registrant, as to the validity of the Ordinary Shares (including consent)

23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm

23.2	Consent of Yingke Israel - Eyal Khayat, Zolty, Neiger & Co. (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	2009 Israeli Share Option Plan (incorporated by reference to Exhibit 10.1 of the Registration Statement on Form F-1 of the Registrant (File No. 333-198123))

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